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                                                                   EXHIBIT 10.18

                                    AMENDMENT
                                       TO
                AMENDED AND RESTATED INCENTIVE COMPENSATION PLAN
                           EFFECTIVE NOVEMBER 15, 2000


         The Caremark Rx, Inc. Amended and Restated Incentive Compensation Plan (the "Plan") is hereby amended as follows:

         1. Amendment Regarding Transferability of Nonqualified Stock Options. Section 7.3(b)(2) of the Plan is hereby amended by deleting Section 7.3(b)(2) in its entirety and substituting the following new Section 7.3(b)(2) therefor:

                  (b) Nonqualified Stock Options. No nonqualified stock option granted under the Incentive Compensation Plan may be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, to the extent not prohibited by any statute, rule or regulation applicable to the Incentive Compensation Plan, the nonqualified stock options, or the registration with the Securities and Exchange Commission of the Shares to be issued upon exercise of the nonqualified stock options, the Committee may, in its discretion, authorize all or a portion of nonqualified stock options granted to a Participant to be on terms which permit transfer by such Participant to
         (i) the spouse, children or grandchildren of the Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (A) the Award Agreement pursuant to which such nonqualified stock options are granted must be approved by the Committee, and must expressly provide for transferability in a manner consistent with this Section, and (B) subsequent transfers of transferred nonqualified stock options shall be prohibited except those by will or the laws of descent and distribution. Following transfer, any such nonqualified stock options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of this Incentive Compensation Plan, the term "Participant" shall be deemed to refer to the transferee. The events of termination of employment shall continue to be applied with respect to the original Participant, following which the nonqualified stock options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 7.4. Notwithstanding the foregoing, should the Committee provide that nonqualified stock options granted be transferable, the Company by such action incurs no obligation to notify or otherwise provide notice to a transferee of early termination of the nonqualified stock option. In the event of a transfer, as set forth above, the original Participant is and will remain subject to and responsible for any applicable withholding taxes upon the exercise of such nonqualified stock options.

         2. Effective Date. The effective date of this Amendment shall be November 15, 2000.


         3.       Miscellaneous.

                  (a) Capitalized terms not otherwise defined herein shall have the meanings given them in the Plan.

                  (b) Except as specifically amended hereby, the Plan shall remain in full force and effect.



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         IN WITNESS WHEREOF, the Company has caused this Amendment to the
Caremark Rx, Inc. Amended and Restated Incentive Compensation Plan to be executed as of the Effective Date.

                                    CAREMARK RX, INC.

                                    -------------------------------------------

                                    Sara J. Finley, Corporate Secretary



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